Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-51691), as amended, of the Triton Exploration Services, Inc. 401(k) Savings Plan (formerly the Triton Energy Corporation 401(k) Savings Plan) of our report dated June 16, 2000 relating to the financial statements, which appears in this Form 11-K.






PricewaterhouseCoopers  LLP
Dallas,  Texas
June    19,  2000